UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULE 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2

(Amendment No.   )*

GOPRO, INC.
(Name of Issuer)

Class A Common Stock, par value $0.0001 per share
(Title of Class of Securities)

38268T103
(CUSIP Number)

Dino Verardo
Sageview Capital, L.P.
55 Railroad Avenue
Greenwich, CT 06830
Tel. No.: 203-625-4215
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

with a copy to

Raphael M. Russo, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064

December 31, 2014
 (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐  Rule 13d-1(b)

☐  Rule 13d-1(c)

☒ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 38268T103	SCHEDULE 13G	Page 2 of 21

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Sageview Capital Master, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 5,569,417
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 5,569,417
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,569,417
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.7%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 38268T103	SCHEDULE 13G	Page 3 of 21

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Sageview Capital Partners (A), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 5,569,417
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 5,569,417
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,569,417
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.7%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 38268T103	SCHEDULE 13G	Page 4 of 21

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Sageview Capital Partners (B), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 5,569,417
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 5,569,417
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,569,417
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.7%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 38268T103	SCHEDULE 13G	Page 5 of 21

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Sageview Partners (C) (Master), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 5,569,417
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 5,569,417
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,569,417
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.7%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 38268T103	SCHEDULE 13G	Page 6 of 21

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Sageview Capital GenPar, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 5,569,417
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 5,569,417
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,569,417
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.7%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 38268T103	SCHEDULE 13G	Page 7 of 21

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Sageview Capital GenPar, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 5,569,417
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 5,569,417
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,569,417
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.7%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 38268T103	SCHEDULE 13G	Page 8 of 21

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Sageview Capital MGP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 5,569,417
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 5,569,417
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,569,417
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.7%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 38268T103	SCHEDULE 13G	Page 9 of 21

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Sageview Capital, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 5,569,417
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 5,569,417
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,569,417
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.7%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 38268T103	SCHEDULE 13G	Page 10 of 21

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Edward A. Gilhuly
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 790
	6	SHARED VOTING POWER 5,569,417
	7	SOLE DISPOSITIVE POWER 790
	8	SHARED DISPOSITIVE POWER 5,569,417
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,570,207
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.7%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 38268T103	SCHEDULE 13G	Page 11 of 21

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Scott M. Stuart
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 5,569,417
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 5,569,417
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,569,417
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.7%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 38268T103	SCHEDULE 13G	Page 12 of 21

Item 1.	(a)	Name of Issuer

GoPro, Inc., a Delaware corporation (the “Issuer”)

	(b)	Address of Issuer’s Principal Executive Offices

3000 Clearview Way San Mateo, CA 94402

Item 2.	(a)	Name of Person Filing

This Statement on Schedule 13G is being filed on behalf of the following persons (each, a “Reporting Person” and collectively, the “Reporting Persons”):

		(i)	Sageview Capital Master, L.P. (“Sageview Master”);

		(ii)	Sageview Capital Partners (A), L.P. (“Sageview (A)”);

		(iii)	Sageview Capital Partners (B), L.P. (“Sageview (B)”);

		(iv)	Sageview Partners (C) (Master), L.P. (“Sageview (C)”);

		(v)	Sageview Capital GenPar, Ltd. (“Sageview GenPar Ltd.”);

		(vi)	Sageview Capital GenPar, L.P. (“Sageview GenPar”);

		(vii)	Sageview Capital MGP, LLC (“Sageview MGP”);

		(viii)	Sageview Capital, L.P. (“Sageview Capital”);

		(ix)	Edward A. Gilhuly; and

		(x)	Scott M. Stuart.

	(b)	Address of Principal Business Office or, if none, Residence; (c) Citizenship

(i) Sageview Master is a Cayman Islands exempted limited partnership formed in order to engage in the acquiring, holding and disposing of investments in various companies. The principal business office of Sageview Master is 55 Railroad Avenue, Greenwich, Connecticut 06830.

(ii), (iii), (iv) Sageview (A), Sageview (B) and Sageview (C) (collectively, the “Shareholders”) are collectively the holders of 100% of the limited partner interest in Sageview Master. Sageview (A) and Sageview (B) are Delaware limited partnerships and Sageview (C) is a Cayman Islands exempted limited partnership. The principal business office of each of the Shareholders is 55 Railroad Avenue, Greenwich, Connecticut 06830.

CUSIP No. 38268T103	SCHEDULE 13G	Page 13 of 21

(v) Sageview GenPar Ltd. is a Cayman Islands exempted limited partnership formed to act as the general partner of Sageview Master and each of the Shareholders. The principal business office of Sageview GenPar Ltd. is 55 Railroad Avenue, Greenwich, Connecticut 06830.

(vi) Sageview GenPar is a Delaware limited partnership formed to be the sole owner of Sageview GenPar Ltd. The principal business office of Sageview GenPar is 55 Railroad Avenue, Greenwich, Connecticut 06830. Sageview MGP is the general partner of Sageview GenPar.

(vii) Sageview MGP is a Delaware limited liability company formed to act as the general partner of Sageview GenPar. The principal business office of Sageview MGP is 55 Railroad Avenue, Greenwich, Connecticut 06830. The managing members and controlling persons of Sageview MGP are Scott M. Stuart and Edward A. Gilhuly.

(viii) Sageview Capital is a Delaware limited partnership and the investment adviser to each of the Shareholders.

(ix) Mr. Gilhuly is a managing member and controlling person of Sageview MGP. Mr. Gilhuly is a United States citizen whose business address is c/o Sageview Capital, L.P., 245 Lytton Ave, Suite 250, Palo Alto, California 94301. Mr. Gilhuly’s principal occupation is to act as Co-President of Sageview Management, LLC.

(x) Mr. Stuart is a managing member and controlling person of Sageview MGP. Mr. Stuart is a United States citizen whose business address is 55 Railroad Avenue, Greenwich, Connecticut, 06830. Mr. Stuart’s principal occupation is to act as Co-President of Sageview Management, LLC.

(xi) As a managing member of Sageview MGP, each of Messrs. Stuart and Gilhuly may be deemed to beneficially own any shares of common stock that Sageview MGP may beneficially own or be deemed to beneficially own. Each such individual disclaims beneficial ownership of such shares. Neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission that any Reporting Person is the beneficial owner of the common stock referred to herein for purposes of Section 13(g) of the Exchange Act or for any other purpose, and such beneficial ownership is expressly disclaimed.

(d) Title of Class of Securities

Class A Common Stock, par value $0.0001 per share (the “Shares”)

(e) CUSIP Number

38268T103

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.

CUSIP No. 38268T103	SCHEDULE 13G	Page 14 of 21

Item 4.	Ownership

All ownership percentages set forth herein assume that there are 52,091,317 shares of Class A Common Stock outstanding, based upon outstanding share information as of December 31, 2014 provided to the reporting persons by the Issuer. In addition, for purposes of determining the percentages of Class A Common Stock beneficially owned, the aggregate of 5,569,417 shares of Class B Common Stock held of record by Sageview Master have been deemed to be outstanding shares of Class A Common Stock in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934. Shares of Class B Common Stock are currently convertible into shares of Class A Common Stock on a one-for-one basis and do not expire. Ownership information in this schedule (i) includes 790 shares of Class A Common Stock held by Mr. Gilhuly and (ii) does not include 6,464 shares of Class A Common Stock issuable upon exercise of options which are not vested.

(a) Amount Beneficially Owned

See row 9 of cover page of each reporting person

(b) Percent of Class

See row 11 of cover page of each reporting person

(c) Number of Shares as to which such person has

(i) sole power to vote or to direct the vote: See row 5 of cover page of each reporting person

(ii) shared power to vote or to direct the vote: See row 6 of cover page of each reporting person

(iii) sole power to dispose or to direct the disposition of: See row 7 of cover page of each reporting person

(iv) shared power to dispose or to direct the disposition of: See row 8 of cover page of each reporting person

Item 5.	Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

CUSIP No. 38268T103	SCHEDULE 13G	Page 15 of 21

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not applicable.

Item 8.	Identification and Classification of Members of the Group

Not applicable.

Item 9.	Notice of Dissolution of Group

Not applicable.

Item 10.	Certifications

Not applicable.

CUSIP No. 38268T103	SCHEDULE 13G	Page 16 of 21

SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date:  February 17, 2015

SAGEVIEW CAPITAL MASTER, L.P.

By:	Sageview Capital GenPar, Ltd., its General Partner

By:	/s/ Edward A. Gilhuly
Name: Edward A. Gilhuly
Title: Director

SAGEVIEW CAPITAL PARTNERS (A), L.P.

By:	Sageview Capital GenPar, Ltd., its General Partner

By:	/s/ Edward A. Gilhuly
Name: Edward A. Gilhuly
Title: Director

SAGEVIEW CAPITAL PARTNERS (B), L.P.

By:	Sageview Capital GenPar, Ltd., its General Partner

By:	/s/ Edward A. Gilhuly
Name: Edward A. Gilhuly
Title: Director

CUSIP No. 38268T103	SCHEDULE 13G	Page 17 of 21

SAGEVIEW PARTNERS (C) (MASTER), L.P.

By:	Sageview Capital GenPar, Ltd., its General Partner

By:	/s/ Edward A. Gilhuly
Name: Edward A. Gilhuly
Title: Director

SAGEVIEW CAPITAL GENPAR, LTD.

By:	/s/ Edward A. Gilhuly
Name: Edward A. Gilhuly
Title: Director

SAGEVIEW CAPITAL GENPAR, L.P.

By:	Sageview Capital MGP, LLC, its General Partner

By:	/s/ Edward A. Gilhuly
Name: Edward A. Gilhuly
Title: Co-President

CUSIP No. 38268T103	SCHEDULE 13G	Page 18 of 21

SAGEVIEW CAPITAL MGP, LLC

By:	/s/ Edward A. Gilhuly
Name: Edward A. Gilhuly
Title: Co-President

SAGEVIEW CAPITAL, L.P.

By:	Sageview Management, LLC, its General Partner

By:	/s/ Edward A. Gilhuly
Name: Edward A. Gilhuly
Title: Director

/s/ Edward A. Gilhuly
EDWARD A. GILHULY

/s/ Scott M. Stuart
SCOTT M. STUART

CUSIP No. 38268T103	SCHEDULE 13G	Page 19 of 21

EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of this Schedule 13G.  This Joint Filing Agreement shall be included as an Exhibit to such joint filing.  In evidence thereof, each of the undersigned, being duly authorized, hereby executed this Agreement.

Date:   February 17, 2015

SAGEVIEW CAPITAL MASTER, L.P.

By:	Sageview Capital GenPar, Ltd., its General Partner

By:	/s/ Edward A. Gilhuly
Name: Edward A. Gilhuly
Title: Director

SAGEVIEW CAPITAL PARTNERS (A), L.P.

By:	Sageview Capital GenPar, Ltd., its General Partner

By:	/s/ Edward A. Gilhuly
Name: Edward A. Gilhuly
Title: Director

SAGEVIEW CAPITAL PARTNERS (B), L.P.

By:	Sageview Capital GenPar, Ltd., its General Partner

By:	/s/ Edward A. Gilhuly
Name: Edward A. Gilhuly
Title: Director

CUSIP No. 38268T103	SCHEDULE 13G	Page 20 of 21

SAGEVIEW PARTNERS (C) (MASTER), L.P.

By:	Sageview Capital GenPar, Ltd., its General Partner

By:	/s/ Edward A. Gilhuly
Name: Edward A. Gilhuly
Title: Director

SAGEVIEW CAPITAL GENPAR, LTD.

By:	/s/ Edward A. Gilhuly
Name: Edward A. Gilhuly
Title: Director

SAGEVIEW CAPITAL GENPAR, L.P.

By:	Sageview Capital MGP, LLC, its General Partner

By:	/s/ Edward A. Gilhuly
Name: Edward A. Gilhuly
Title: Co-President

CUSIP No. 38268T103	SCHEDULE 13G	Page 21 of 21

SAGEVIEW CAPITAL MGP, LLC

By:	/s/ Edward A. Gilhuly
Name: Edward A. Gilhuly
Title: Co-President

SAGEVIEW CAPITAL, L.P.

By:	Sageview Management, LLC, its General Partner

By:	/s/ Edward A. Gilhuly
Name: Edward A. Gilhuly
Title: Director

/s/ Edward A. Gilhuly
EDWARD A. GILHULY

/s/ Scott M. Stuart
SCOTT M. STUART